Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Portillo’s Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be paid	Equity	Class A common stock, $0.01 par value per share	Rule 456(c)	9,200,000(1)	$24.00(2)	$220,800,000(2)	.0000927	$20,468.16	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					9,200,000		$20,468.16

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$20,468.16

(1)	Includes 1,200,000 shares of Class A common stock that are subject to the underwriters’ option to purchase additional shares.
(2)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Common Shares on August 4, 2022 as reported on The Nasdaq Global Select Market, which was $24.00 per share.